Exhibit 4.9

Credit Facility and Loan Agreement

Contract No. :EBXM2013507ZH

Borrower: SGOCO (Fuijian) Electronic Co., Ltd.

Lender: China Everbright Bank (Xiamen Branch)

Signing Date: September 26, 2013

Amount: RMB50, 000,000

Length of maturity: From September 26, 2013 to September 25, 2014

Use of Loan: Working Capital

Date of Draft: September 26, 2013

Withdrawal Amount: RMB25, 000,000

Loan Interest: 7.2%

Payment Method: The interest should be repaid by monthly. The principal shall be fully repaid at the maturity date of the loan.

Repayment Date: September 26, 2014

Loan Guarantee: Guaranty by Guanke (Fujian) Electron Technological Industry Co., Ltd.

- Guanke (Fujian) Electron Technological Industry Co., Ltd. entered into The Maximum Pledge Contract with the lender, with the contract no.EBXM2013507ZH-B